Exhibit 16.1

April 4, 2018

Securities and Exchange Commission

100 F Street NE

Washington, DC 20549

Ladies and Gentlemen:

We have read item 4.01 of Form 8-K dated March 30, 2018, of Manitex International, Inc. and are in agreement with the statements in the paragraphs within that item as they relate to our firm. We have no basis to agree or disagree with other statements of the registrant contained herein.

UHY LLP

Sterling Heights, Michigan

A member of UHY International, a network of independent accounting and consulting firms